                                                FILED PURSUANT TO RULE 424(B)(3)
                                             REGISTRATION STATEMENT NO. 333-8851

                       PROSPECTUS SUPPLEMENT NUMBER FOUR
           (TO PROSPECTUS DATED NOVEMBER 5, 1996, AS SUPPLEMENTED BY
             PROSPECTUS SUPPLEMENT NUMBER ONE DATED APRIL 4, 1997,
           PROSPECTUS SUPPLEMENT NUMBER TWO DATED JUNE 12, 1997, AND
            PROSPECTUS SUPPLEMENT NUMBER THREE DATED JUNE 17, 1997)

                                U.S.$86,250,000
                          NORTH AMERICAN VACCINE, INC.
              6.50% CONVERTIBLE SUBORDINATED NOTES DUE MAY 1, 2003

     This Prospectus Supplement supplements information contained in that certain Prospectus dated November 5, 1996, as amended or supplemented (the "Prospectus"), relating to the potential sale from time to time of up to $86,250,000 aggregate amount of Notes and the Common Shares issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Holders" with respect to the Selling Holders and the respective principal amounts of Offered Securities beneficially owned by such Selling Holder that may be offered pursuant to the Prospectus:

    MFS Total Return Fund..........................    500,000     500,000     20,114     20,114
    MFS Convertible Securities Fund................      2,000       2,000         80         80

     The line items "Goldman, Sachs & Co. . . . 553,000, 553,000, 22,246,
22,246," "General Motors Employees Domestic Group Trust . . . 9,900,000, 9,900,000, 358,034, 358,034," and "J.W. McConnell Family Trust . . . 500,000,
500,000, 20,114, 20,114" contained in the table set forth in the Prospectus under the caption "Selling Holders" shall be deleted in their entirety and replaced with the following:

    Goldman, Sachs & Co. ..................     5,090,000      5,090,000     309,701     204,767
    General Motors Employees Domestic Group
      Trust................................    10,900,000     10,900,000     438,499     438,499
    The J.W. McConnell Family Foundation...       600,000        600,000      24,137      24,137

     All information provided in this Prospectus Supplement is as of a recent practicable date.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 22, 1997.